Exhibit 99.1

Alder BioPharmaceuticals Reports Second Quarter 2015

Financial and Operating Results

Alder to initiate the first of two pivotal studies of ALD403 in migraine patients during 2015.

BOTHELL, Wash., August 5, 2015 – Alder BioPharmaceuticals, Inc. (“Alder”) (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics for the treatment of migraine, Cushing’s disease and autoimmune and inflammatory diseases, today provided recent corporate highlights and reported its financial results for the second quarter ended June 30, 2015.

“We believe that ALD403 has the potential to transform migraine prevention and represents a very significant market opportunity due to its outstanding efficacy demonstrated in our proof-of-concept trial, delivering approximately one third of patients to 100% reduction in their migraines in any given month.“ said Randall C. Schatzman, Ph.D., President and Chief Executive Officer of Alder. “ALD403 also has demonstrated a rapid onset and durable effect enabling the clinical development of two modes of infrequent administration, both infusion and self-administration, to allow chronic and high frequency migraine patients to select the treatment course that best suits their preferences and circumstances. We recently fortified our financial position through an equity offering that raised approximately $216.0 million of net proceeds, which leaves us in a strong position to work aggressively to move ALD403 towards the market and to advance ALD1613 and other promising preclinical product opportunities.”

ALD403 Clinical Development Program Update

ALD403 is Alder’s transformative novel monoclonal antibody that targets calcitonin gene-related peptide (CGRP) for prevention of migraine. CGRP is a small protein involved in the transmission of and heightened sensitivity to pain experienced in migraine.

In May 2015, Alder presented positive six-month follow-up data from its Phase 2 proof-of concept clinical trial of ALD403 in an oral presentation at the 17th Congress of the International Headache Society in Valencia, Spain. The data show that a single IV dose of ALD403 demonstrated continued efficacy over six months for the preventive treatment of migraine; 11 percent of patients had no migraines for the entire six-month follow-up period.

QUARTERLY INFUSION FORMULATION

In June 2015, Alder announced that it had received input from the U.S. Food and Drug Administration (FDA), on a development path forward to support a Biologics License Application (BLA) submission for ALD403.

Alder is currently conducting an ongoing 600-patient Phase 2b double-blind, randomized, placebo-controlled dose-ranging clinical trial in chronic migraine, with top-line 12-week data expected in the second half of 2015.

Alder plans to initiate two pivotal trials, which together, will enable a BLA filing if supported by the data. The primary endpoint for the ongoing Phase 2b trial and these planned pivotal trials is the change in migraine days between ALD403 and placebo as determined by the difference in responder rates over a 12-week period.

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In the second half of 2015, Alder plans to initiate the first of its pivotal trials, a double-blind, randomized, placebo-controlled, multi-dose trial (three dose levels and placebo with 150 patients per group; n=600) in high frequency migraine patients.

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In 2016, Alder plans to initiate the second pivotal trial, a double-blind, randomized, placebo-controlled, multi-dose trial in chronic migraine patients (two dose levels and placebo with 150 patients per group; n=450).

QUARTERLY SELF-ADMINISTRATION FORMULATION

In May 2015, Alder announced that it had initiated a Phase 1 study in healthy volunteers investigating different dose levels of ALD403 or placebo formulated for once per quarter self-administration as a single injection. Alder plans to announce top-line data from this trial in the second half of 2015.

In the second half of 2015, Alder plans to initiate a double-blind, randomized, placebo-controlled dose-ranging Phase 2b trial in high frequency migraine patients utilizing a once per quarter formulation designed for self-administration. Data is expected in the second half of 2016.

Additional Pipeline Indications

Alder plans to advance ALD1613 through Investigational New Drug (IND)-enabling toxicology studies in 2015 and commence a Phase 1 trial in 2016 for the treatment of Cushing’s disease, an orphan disease driven by long-term exposure to cortisol as a result of increased expression of adrenocorticotropic hormone (ACTH) produced by a pituitary tumor.

Corporate Updates

In June 2015, Alder completed a follow-on offering with net proceeds of approximately $216.0 million. The offering consisted of an aggregate of 5,168,539 shares at a public offering price of $44.50 per share, before underwriting discounts and commissions and offering expenses.

Second Quarter 2015 Financial Results

For the second quarter ended June 30, 2015, Alder did not record any revenues compared to $4.7 million for the same period in 2014. The change in revenue was due to Bristol Myers Squibb’s termination of its worldwide rights for clazakizumab, which were returned to Alder in December 2014.

Research and development expenses for the second quarter ended June 30, 2015, totaled $14.1 million compared to $9.4 million for the same period in 2014. The increased level of spending in the 2015 period was primarily due to additional ALD403 clinical trial costs in chronic migraine, additional manufacturing costs related to drug supply for ALD1613 and increased compensation costs related to employee headcount growth to support Alder’s planned pivotal trials.

General and administrative expenses for the second quarter ended June 30, 2015, totaled $3.9 million compared to $2.7 million for the same period in 2014. The increase in the 2015 period was due to increased stock-based compensation costs, salaries and administrative costs to operate as a public company.

Net loss for the second quarter ended June 30, 2015, totaled $17.7 million, or $0.46 per share, compared to a net loss of $7.4 million, or $0.40 per share, for the same period in 2014.

As of June 30, 2015, Alder had $428.4 million in cash and cash equivalents and short-term investments compared to $230.3 million as of March 31, 2015.

Conference Call and Webcast

Alder will host a conference call today at 5:00 p.m. ET to discuss these financial results and recent corporate highlights. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers, and providing conference ID number 81512846. The webcast will be broadcast live on the investors section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s lead clinical candidate, ALD403, inhibits a well validated molecule shown to trigger migraine attacks, calcitonin gene-related peptide (CGRP), and is currently undergoing Phase 2b clinical testing for the treatment of chronic migraines. Alder plans to initiate additional advanced clinical trials for ALD403 in high frequency and chronic migraines in the second half of 2015. Alder’s second program, ALD1613, which targets adrenocorticotropic hormone (ACTH) is undergoing Investigational New Drug (IND)-enabling preclinical studies with the initiation of clinical studies in Cushing’s disease planned for 2016. Finally, clazakizumab, previously known as ALD518, is designed to block the pro-inflammatory cytokine IL-6 and has completed a Phase 2b clinical trial. For more information, please visit

http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the further development of ALD403 and ALD1613, our expectations for the initiation of future clinical trials and studies, availability of clinical trial data, patient enrollment and the potential of ALD403, ALD1613 and clazakizumab to address the unmet medical needs of patients. All forward-looking statements included in this press release are based on our management’s beliefs and assumptions and on information currently available to our management, and we assume no obligation to update any such forward-looking statements. Any or all of our forward-looking statements in this press release may turn out to be wrong and actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the Securities and Exchange Commission (SEC) on May 7, 2015, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in our other reports and filings we will make with the SEC from time to time. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

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Media Contact:	Investor Relations Contact:
David Schull or Lena Evans	Sarah McCabe
Russo Partners, LLC	Stern Investor Relations, Inc.
(212) 845-4271	(212) 362-1200
(212) 845-4262	sarah@sternir.com
david.schull@russopartnersllc.com
lena.evans@russopartnersllc.com

Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	June 30,	December 31,
	2015	2014

Cash, cash equivalents, and short-term investments	$428,413	$55,872
Prepaid expenses and other assets	15,083	8,487
Total assets	$443,496	$64,359

Total liabilities	$6,826	$5,202
Total stockholders’ equity	436,670	59,157
Total liabilities and stockholders’ equity	$443,496	$64,359

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues
Collaboration and license agreements	$—	$4,703	$—	$9,485
Operating expenses
Research and development	14,088	9,377	25,123	16,397
General and administrative	3,930	2,736	7,607	5,896
Total operating expenses	18,018	12,113	32,730	22,293
Loss from operations	(18,018)	(7,410)	(32,730)	(12,808)
Other income	363	9	422	12
Net loss	$(17,655)	$(7,401)	$(32,308)	$(12,796)
Net loss per share - basic and diluted	$0.46	$0.40	$0.86	$1.30
Weighted average number of common shares used in net loss per share - basic	38,162,226	18,556,561	37,536,331	9,827,883